Exhibit 99.1

DURECT Corporation Announces $15 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

CUPERTINO, Calif., July 20, 2023 / PRNewswire / — DURECT Corporation (Nasdaq: DRRX) (“DURECT”), a biopharmaceutical company focused on developing its epigenetic regulator program for the treatment of acute organ injury and chronic liver diseases, today announced that it has entered into definitive agreements for the purchase and sale of an aggregate of 2,991,027 shares of common stock and accompanying warrants to purchase up to 2,991,027 shares of common stock in a registered direct offering (the “Offering”) priced at-the-market under Nasdaq rules. The shares of common stock and accompanying warrants are being sold at a combined purchase price of $5.015 per share and accompanying warrant. The warrants will have an exercise price of $4.89 per share, will be immediately exercisable and will expire five years from the date of issuance.

The closing of the Offering is expected to occur on or about July 21, 2023, subject to customary closing conditions. The gross proceeds from the Offering are expected to be approximately $15 million, before deducting fees to the placement agents and other estimated offering expenses payable by DURECT. DURECT intends to use the net proceeds of the Offering for general corporate purposes, which may include clinical trials, research and development activities, capital expenditures, selling, general and administrative costs, facilities expansion, and to meet working capital needs.

H.C. Wainwright & Co. is acting as exclusive placement agent for the Offering.

The Offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-258333) previously filed by DURECT with the Securities and Exchange Commission (the “SEC”) on July 30, 2021 and declared effective by the SEC on August 16, 2021. The Offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The prospectus supplement and the accompanying prospectus relating to, and describing the terms of, the Offering will be filed with the SEC. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus can be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. Larsucosterol (also known as DUR-928), DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes which are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; non-alcoholic steatohepatitis (NASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved and has been exclusively licensed to Innocoll Pharmaceuticals for development and commercialization in the United States.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: the Offering, statements regarding the completion of the Offering and the expected use of proceeds from the Offering, our plan to report topline data in the fourth quarter of 2023, the potential FDA approval of larsucosterol for the treatment of AH, the ability of a positive outcome in the AHFIRM trial to support a New Drug Application (NDA) filing and our ability to expedite the NDA process using the Fast Track Designation granted by the FDA, larsucosterol’s potential to be the first FDA- approved therapy for AH, our plans to commercialize larsucosterol if approved, the potential to develop larsucosterol for AH or other indications, and the potential benefits, if any, of our product candidates. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, failure to satisfy closing conditions relating to the Offering, stock price volatility and risks and uncertainties related to market conditions, the risk that ongoing and future clinical trials of larsucosterol do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner, the risk that the FDA or other government agencies may require additional clinical trials for larsucosterol before approving it for the treatment of AH even if the results of the AHFIRM trial are successful, and risks related to the sufficiency of our cash resources, our anticipated capital requirements, our need or desire for additional financing, our ability to obtain capital to fund our operations and expenses and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT’s most recent SEC filings, including its annual report on Form 10-K for the year ended December 31, 2022 and quarterly report on Form 10-Q for the quarter ended March 31, 2023 under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release and in the attachments is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: Larsucosterol (DUR-928) is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

Investor Relations

Michael Morabito, PhD

Solebury Strategic Communications

+1-646-378-2928

mmorabito@soleburystrat.com

Media Contact

Slavena Salve Nissan, MD

LifeSci Communications

+1 718-483-4440

snissan@lifescicomms.com